Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
THIRD QUARTER 2014 RESULTS
Total Revenues Increased 2.0%
Consolidated Same Store Sales Increased 1.9%
Diluted Earnings per Share of $0.48
______________________________________________
Plano, Texas, October 20, 2014 — Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII), the nation's largest rent-to-own operator, today announced results for the quarter ended September 30, 2014.
Third Quarter 2014 Results
Total revenues were $769.5 million, an increase of $14.7 million from total revenues of $754.8 million for the same period in the prior year. This 2.0% increase in total revenues was primarily due to increases of approximately $36.6 million in the Acceptance Now segment and approximately $6.9 million in the Mexico segment, partially offset by a decrease of approximately $29.5 million in the Core U.S. segment.
Same store sales increased 1.9% as compared to the same period in the prior year, primarily attributable to increases of 25.7% and 25.9% in the Acceptance Now and Mexico segments, respectively, partially offset by a 3.6% decrease in the Core U.S. segment.
Net earnings and net earnings per diluted share were $25.3 million and $0.48, respectively, as compared to $27.2 million and $0.50, respectively, for the same period in the prior year. After adjusting for significant items (see Non-GAAP Reconciliation below), net earnings and net earnings per diluted share were $26.0 million and $0.49, respectively.
"As we expected, same store sales improved again versus the previous quarter in our Core U.S. business, aided by the roll-out of smartphones in July. In addition, Acceptance Now continued to deliver consistently strong same store sales growth. As a result of the performance of these two businesses, our earnings for the third quarter 2014 met our expectations," said Robert D. Davis, the Chief Executive Officer of Rent-A-Center, Inc.
"At the same time, these results confirm our urgency to execute on the transformation we outlined in February, with a focus on operational and infrastructure initiatives such as introducing a new labor model for our Core U.S. stores, developing a new supply chain, formulating a customer-focused value-based pricing strategy and implementing new technology into our Acceptance Now locations," Mr. Davis concluded.
Nine Months Ended September 30, 2014 Results
Total revenues were $2,376.5 million, an increase of $41.9 million from total revenues of $2,334.6 million in the same period in the prior year. This 1.8% increase in total revenues was primarily due to increases of approximately $121.9 million in the Acceptance Now segment and approximately $19.7 million in the Mexico segment, partially offset by a decrease of approximately $97.6 million in the Core U.S. segment.
Same store sales increased 0.5% as compared to the same period in the prior year, primarily attributable to increases of 25.6% and 21.2% in the Acceptance Now and Mexico segments, respectively, partially offset by a 4.9% decrease in the Core U.S. segment.
Net earnings and net earnings per diluted share were $71.7 million and $1.35, respectively, as compared to $115.2 million and $2.06, respectively, for the same period in the prior year.
For the nine months ended September 30, 2014, the Company generated cash flow from operations of approximately $63.3 million, while ending the quarter with approximately $62.0 million of cash on hand. The Company will pay its 18th consecutive quarterly cash dividend on October 23, 2014.

Non-GAAP Reconciliation
Management believes that excluding special items from the financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results. During the third quarter of 2014, the Company recorded a pre-tax credit of approximately $7.1 million due to the settlement of a lawsuit against the manufacturers of LCD screen displays, pre-tax restructuring charges of approximately $2.8 million related to a corporate reorganization, pre-tax restructuring charges of approximately $0.4 million related to the previously announced consolidation of 150 stores, and a pre-tax impairment charge of $4.6 million related to internally-developed computer software. During the nine months ended September 30, 2014, the Company also recorded $1.9 million of financing charges due to refinancing in the first quarter and pre-tax restructuring charges of approximately $4.4 million related to the previously announced consolidation of 150 stores in the second quarter.
While management believes this non-GAAP financial measure is useful in evaluating the Company, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, the non-GAAP financial measure may differ from similar measures presented by other companies.
Reconciliation of net income to net income excluding special items (in thousands, except per share data):

	Three Months Ended September 30, 2014		Three Months Ended September 30, 2013
	Amount	Per Share	Amount	Per Share
Net income	$25,306	$0.48	$27,165	$0.50
Special items, net of taxes:
Vendor settlement credit	(4,682)	(0.09)	—	—
Other (gains) and charges	5,414	0.10	—	—
Net income excluding special items	$26,038	$0.49	$27,165	$0.50

	Nine Months Ended September 30, 2014		Nine Months Ended September 30, 2013
	Amount	Per Share	Amount	Per Share
Net income	$71,696	$1.35	$115,174	$2.06
Special items, net of taxes:
Vendor settlement credit	(4,682)	(0.09)	—	—
Other (gains) and charges	8,023	0.15	—	—
Finance charges from refinancing	1,288	0.03	—	—
Net income excluding special items	$76,325	$1.44	$115,174	$2.06

2014 Guidance
The Company's expectations for the balance of the year are consistent with the guidance provided in the second quarter 2014 press release.

Rent-A-Center, Inc. will host a conference call to discuss the third quarter results, guidance and other operational matters on Tuesday morning, October 21, 2014, at 10:45 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,020 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,360 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 190 rent-to-own stores operating under the trade names of "Rent-A-Center," "ColorTyme," and "RimTyme." For additional information about the Company, please visit our website at www.rentacenter.com.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; economic pressures, such as high fuel costs, affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial performance of the Core U.S. segment; the Company’s ability to develop and successfully execute the competencies and capabilities which are the focus of the Company’s multi-year program designed to transform and modernize the Company’s operations; costs associated with the Company's multi-year program designed to transform and modernize the Company’s operations; the Company’s ability to successfully market smartphones and related services to its customers; the Company's ability to develop and successfully implement digital electronic commerce capabilities; the Company's ability to retain the revenue from customer accounts merged into another store location as a result of the store consolidation plan; the Company's ability to execute and the effectiveness of the store consolidation; rapid inflation or deflation in prices of the Company's products; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to enhance the performance of acquired stores; the Company's ability to retain the revenue associated with acquired customer accounts; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2013, and its quarterly reports on Form 10-Q for the quarters ended March 31, 2014, and June 30, 2014. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President - Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Maureen B. Short
Senior Vice President - Finance, Investor Relations and Treasury
(972) 801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS
(Unaudited)

(In thousands, except per share data)	Three Months Ended September 30,
	2014		2014	2013 (2)
	Before		After	After
	Significant Items		Significant Items	Significant Items
	(Non-GAAP		(GAAP	(GAAP
	Earnings)		Earnings)	Earnings)
Total Revenues	$769,525		$769,525	$754,780
Operating Profit	45,494		44,823	55,773
Net Earnings	26,038	(1)	25,306	27,165
Diluted Earnings per Common Share	$0.49	(1)	$0.48	$0.50
Adjusted EBITDA	$65,412		$65,412	$75,833

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$33,713	(1)	$33,042	$45,040
Add back (subtract):
Vendor settlement credit	—		(7,072)	—
Restructuring charge	—		3,185	—
Impairment charge	—		4,558	—
Interest Expense, net	11,781		11,781	10,733
Depreciation of Property Assets	18,536		18,536	19,421
Amortization and Write-down of Intangibles	1,382		1,382	639

Adjusted EBITDA	$65,412		$65,412	$75,833
(1) Excludes the effects of a $7.1 million pre-tax vendor settlement credit, a $4.6 million pre-tax impairment charge and a $3.2 million pre-tax restructuring charge. These charges reduced net earnings and net earnings per diluted share for the quarter ended September 30, 2014, by approximately $0.7 million and $0.01, respectively.
(2) As discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, we identified errors in accounting for our estimates for rental merchandise reserves and for the allowance for doubtful accounts, resulting in an immaterial overstatement of on rent merchandise and understatements of held for rent merchandise and receivables which affected periods through December 31, 2013. We increased (decreased) previously reported salaries and other expenses, operating profit, income tax expense and net earnings by $0.8 million, $(0.8) million, $(0.3) million and $(0.5) million in our historical financial statement highlights and financial statements for the three-month period ended September 30, 2013, reported herein.

(In thousands, except per share data)	Nine Months Ended September 30,
	2014		2014	2013 (4)
	Before		After	After
	Significant Items		Significant Items	Significant Items
	(Non-GAAP		(GAAP	(GAAP
	Earnings)		Earnings)	Earnings)
Total Revenues	$2,376,488		$2,376,488	$2,334,572
Operating Profit	149,793		144,745	211,787
Net Earnings	76,325	(3)	71,696	115,174
Diluted Earnings per Common Share	$1.44	(3)	$1.35	$2.06
Adjusted EBITDA	$210,225		$210,225	$271,135

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$115,296	(3)	$108,302	$183,673
Add back (subtract):
Vendor settlement credit	—		(7,072)	—
Restructuring charge	—		7,562	—
Impairment charge	—		4,558	—
Finance charges from refinancing	—		1,946	—
Interest Expense, net	34,497		34,497	28,114
Depreciation of Property Assets	56,258		56,258	56,654
Amortization and Write-down of Intangibles	4,174		4,174	2,694

Adjusted EBITDA	$210,225		$210,225	$271,135
(3) Excludes the effects of a $7.1 million pre-tax vendor settlement credit, a $7.6 million pre-tax restructuring charge, a $4.6 million pre-tax impairment charge and a $1.9 million pre-tax refinancing charge. These charges reduced net earnings and net earnings per diluted share for the nine months ended September 30, 2014, by approximately $4.6 million and $0.09, respectively.
(4) As discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, we identified errors in accounting for our estimates for rental merchandise reserves and for the allowance for doubtful accounts, resulting in an immaterial overstatement of on rent merchandise and understatements of held for rent merchandise and receivables which affected periods through December 31, 2013. We increased (decreased) previously reported salaries and other expenses, operating profit, income tax expense and net earnings by $1.5 million, $(1.5) million, $(0.6) million and $(0.9) million in our historical financial statement highlights and financial statements for the nine-month period ended September 30, 2013, reported herein. We also increased (decreased) previously reported accounts receivable, on rent rental merchandise inventory, held for rent rental merchandise, total assets, total liabilities and stockholders' equity by $4.5 million, $(16.4) million, $1.2 million, $(10.7) million, $(4.0) million and $(6.7) million, respectively, at September 30, 2013.

(In thousands of dollars)	September 30,
	2014	2013 (4)
Cash and Cash Equivalents	$61,958	$52,857
Receivables, net	68,229	52,979
Prepaid Expenses and Other Assets	85,565	73,910
Rental Merchandise, net
On Rent	867,184	838,132
Held for Rent	266,574	218,633
Total Assets	$3,059,191	$2,926,559

Senior Debt	$425,135	$284,575
Senior Notes	550,000	550,000
Total Liabilities	1,674,167	1,585,556
Stockholders' Equity	$1,385,024	$1,341,003

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013 (2)	2014	2013 (4)
Revenues
Store
Rentals and fees	$678,190	$671,334	$2,056,492	$2,013,885
Merchandise sales	58,477	53,808	226,148	227,171
Installment sales	18,089	17,474	54,499	52,138
Other	6,384	4,483	14,376	14,244
Franchise
Merchandise sales	6,524	6,396	19,811	23,072
Royalty income and fees	1,861	1,285	5,162	4,062
	769,525	754,780	2,376,488	2,334,572
Cost of revenues
Store
Cost of rentals and fees	177,208	170,979	532,590	507,826
Cost of merchandise sold	47,569	42,344	174,299	175,903
Cost of installment sales	6,134	5,983	18,874	18,141
Vendor settlement credit	(7,072)	—	(7,072)	—
Franchise cost of merchandise sold	6,247	6,142	18,984	22,072
	230,086	225,448	737,675	723,942
Gross profit	539,439	529,332	1,638,813	1,610,630
Operating expenses
Salaries and other expenses	443,874	435,866	1,345,303	1,281,922
General and administrative expenses	41,617	37,054	132,471	114,227
Amortization and write-down of intangibles	1,382	639	4,174	2,694
Other (gains) and charges	7,743	—	12,120	—
	494,616	473,559	1,494,068	1,398,843

Operating profit	44,823	55,773	144,745	211,787
Finance charges from refinancing	—	—	1,946	—
Interest expense	11,981	10,916	35,178	28,773
Interest income	(200)	(183)	(681)	(659)
Earnings before income taxes	33,042	45,040	108,302	183,673
Income tax expense	7,736	17,875	36,606	68,499
NET EARNINGS	$25,306	$27,165	$71,696	$115,174

Basic weighted average shares	52,864	53,438	52,828	55,423

Basic earnings per common share	$0.48	$0.51	$1.36	$2.08

Diluted weighted average shares	53,114	53,812	53,069	55,800

Diluted earnings per common share	$0.48	$0.50	$1.35	$2.06

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS
(Unaudited)

On January 1, 2014, the Company realigned its reporting structure to include its Canadian stores in the Core U.S. segment, which were previously reported in the International segment. The accompanying prior-year amounts and store counts have been revised to reflect this change, and we now refer to the segment formerly reported as "International" as "Mexico" since only that country's results are reported therein.

(In thousands of dollars)	Three Months Ended September 30, 2014
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Revenue	$581,600	$160,388	$19,152	$8,385	$769,525
Gross profit	430,816	92,911	13,574	2,138	539,439
Operating profit (loss)	27,297	21,242	(4,884)	1,168	44,823
Depreciation of property assets	15,208	1,506	1,773	49	18,536
Amortization and write-down of intangibles	1,240	142	—	—	1,382
Capital expenditures	16,177	3,336	770	—	20,283

(In thousands of dollars)	Three Months Ended September 30, 2013
	Core U.S.	Acceptance Now	Mexico	Franchising	Total (2)
Revenue	$611,091	$123,798	$12,210	$7,681	$754,780
Gross profit	444,898	74,083	8,812	1,539	529,332
Operating profit (loss)	44,073	18,789	(7,488)	399	55,773
Depreciation of property assets	16,610	1,323	1,468	20	19,421
Amortization and write-down of intangibles	497	142	—	—	639
Capital expenditures	22,399	2,819	3,722	—	28,940

(In thousands of dollars)	Nine Months Ended September 30, 2014
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Revenue	$1,808,403	$490,392	$52,720	$24,973	$2,376,488
Gross profit	1,319,325	275,694	37,805	5,989	1,638,813
Operating profit (loss)	99,315	61,218	(17,979)	2,191	144,745
Depreciation of property assets	49,129	4,356	5,204	135	58,824
Amortization and write-down of intangibles	3,748	426	—	—	4,174
Capital expenditures	47,898	9,193	4,642	—	61,733
Rental merchandise, net
On rent	532,743	313,533	20,908	—	867,184
Held for rent	253,017	5,779	7,778	—	266,574
Total assets	2,576,022	410,296	70,350	2,523	3,059,191

(In thousands of dollars)	Nine Months Ended September 30, 2013
	Core U.S.	Acceptance Now	Mexico	Franchising	Total (4)
Revenue	$1,905,968	$368,454	$33,016	$27,134	$2,334,572
Gross profit	1,371,890	209,960	23,718	5,062	1,610,630
Operating profit (loss)	176,807	51,833	(18,497)	1,644	211,787
Depreciation of property assets	48,987	3,574	4,033	60	56,654
Amortization and write-down of intangibles	2,267	427	—	—	2,694
Capital expenditures	57,642	7,021	9,098	—	73,761
Rental merchandise, net
On rent	568,413	255,997	13,722	—	838,132
Held for rent	207,628	3,681	7,324	—	218,633
Total assets	2,518,194	345,539	61,617	1,209	2,926,559

SAME STORE SALES
(Unaudited)

	2014				2013
Period	Core U.S.	Acceptance Now	Mexico	Total	Core U.S.	Acceptance Now	Mexico	Total
Three months ended March 31,	(6.1)%	26.1%	20.3%	(0.8)%	(8.7)%	33.8%	80.0%	(4.3)%
Three months ended June 30,	(4.7)%	25.1%	17.0%	0.6%	(5.8)%	32.0%	61.3%	(1.6)%
Three months ended September 30,	(3.6)%	25.7%	25.9%	1.9%	(5.0)%	29.3%	36.2%	(0.8)%
Nine months ended September 30,	(4.9)%	25.6%	21.2%	0.5%	(6.6)%	31.6%	55.2%	(2.3)%

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY
(Unaudited)

	Location Activity - Three Months Ended September 30, 2014
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Locations at beginning of period	2,847	1,359	176	180	4,562
New location openings	2	55	—	14	71
Acquired locations remaining open	1	—	—	—	1
Closed locations
Merged with existing locations	—	55	—	—	55
Sold or closed with no surviving location	9	—	—	6	15
Locations at end of period	2,841	1,359	176	188	4,564
Acquired locations closed and accounts merged with existing locations	1	—	—	—	1

	Location Activity - Three Months Ended September 30, 2013
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Locations at beginning of period	2,990	1,153	130	221	4,494
New location openings	6	112	22	4	144
Acquired locations remaining open	6	—	—	—	6
Closed locations
Merged with existing locations	10	10	2	—	22
Sold or closed with no surviving location	—	1	—	12	13
Locations at end of period	2,992	1,254	150	213	4,609
Acquired locations closed and accounts merged with existing locations	5	—	—	—	5

	Location Activity - Nine Months Ended September 30, 2014
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Locations at beginning of period	3,010	1,325	151	179	4,665
New location openings	10	140	30	23	203
Acquired locations remaining open	2	—	—	—	2
Closed locations
Merged with existing locations	163	105	5	—	273
Sold or closed with no surviving location	18	1	—	14	33
Locations at end of period	2,841	1,359	176	188	4,564
Acquired locations closed and accounts merged with existing locations	7	—	—	—	7

	Location Activity - Nine Months Ended September 30, 2013
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Locations at beginning of period	3,008	966	90	224	4,288
New location openings	15	320	62	9	406
Acquired locations remaining open	12	—	—	—	12
Closed locations
Merged with existing locations	40	31	2	—	73
Sold or closed with no surviving location	3	1	—	20	24
Locations at end of period	2,992	1,254	150	213	4,609
Acquired locations closed and accounts merged with existing locations	18	—	—	—	18